For Immediate Release

Veracyte Announces Retirement of CFO and Preliminary First Quarter 2021 Financial Results

Keith Kennedy will retire following Q1 earnings release and 10-Q;
Jane Alley appointed as acting CFO; Veracyte to conduct CFO search

SOUTH SAN FRANCISCO, Calif., April 15, 2021--- Veracyte, Inc. (Nasdaq: VCYT) announced that Keith Kennedy, chief financial officer and chief operating officer, will retire from the company, effective May 15, 2021, following the company’s release of its full quarterly financial results and the filing of its Form 10-Q for the first quarter 2021. Jane Alley, vice president and corporate controller, will become acting CFO until a replacement is named. Veracyte is conducting a search for a new CFO.

“Keith has played a key role in Veracyte’s growth and success over the last four years and the board and I deeply appreciate his many contributions. These include building a strong financial infrastructure and team that we believe will help position us for continued success. Keith will be missed and we wish him the very best in his next chapter,” said Bonnie Anderson, Veracyte’s chairman and chief executive officer.

Veracyte also announced preliminary results for the first quarter ended March 31, 2021.

The company expects to report total revenue of between $36 million and $37 million, including between $3.5 million and $3.8 million for urologic cancers, for the first quarter ended March 31, 2021, an increase of 17.3% at the midpoint of the total range, compared to the first quarter of 2020. The company expects product and reported testing volume of between 14,000 and 14,500 tests, including between 1,400 and 1,500 tests in urologic cancers, for the first quarter of 2021, an increase of 9.3% at the midpoint of the total range, compared to prior year. The foregoing amounts are preliminary, have not been audited or reviewed and are subject to change in connection with the completion of Veracyte’s financial statements for the first quarter ended March 31, 2021.

“We are off to a strong start for the year. Revenue and genomic testing and product volume continued to gain momentum in the first quarter and were further boosted by our acquisition in mid-March of Decipher Biosciences, with its market-leading prostate cancer test. We also remain on track to launch key pipeline products in the second half of the year, including our Percepta Nasal Swab test and Genomic Atlas in lung cancer and our Envisia classifier on the nCounter Analysis System in international markets,” said
Ms. Anderson.

Veracyte expects to announce full first quarter 2021 financial results on May 10, 2021, after market close. Management will host a conference call and webcast to discuss the company’s financial results and to provide a general business update, later that same day. Additional details on the call will be released in a separate press release.

About Veracyte
Veracyte (Nasdaq: VCYT) is a global genomic diagnostics company that improves patient care by providing answers to clinical questions, informing diagnosis and treatment decisions throughout the patient journey in cancer and other diseases. The company’s growing menu of genomic tests leverage advances in genomic science and technology, enabling patients to avoid risky, costly diagnostic procedures and quicken time to appropriate treatment. The company’s tests in lung cancer, prostate cancer, breast cancer, thyroid cancer, bladder cancer and idiopathic pulmonary fibrosis are available to patients and its lymphoma subtyping and renal cancer tests are in development. With Veracyte’s exclusive global license to a best-in-class diagnostics instrument platform, the company is positioned to deliver its tests to patients worldwide. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements regarding results for the first quarter ended March 31, 2021. Forward-looking statements can be identified by words such as: “appears,” "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will," “positioned,” “designed” and similar references to future periods. Actual results may differ materially from those projected or suggested in any forward-looking statements. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to Veracyte’s ability to successfully transition the chief financial officer role, Veracyte’s ability to successfully integrate the Decipher Biosciences business; risks inherent in the achievement of anticipated synergies and the timing thereof; and the finalization of Veracyte’s financial results for the first quarter of 2021 and the review of its financial statements. Additional factors that may impact these forward-looking statements can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 22, 2021 and our subsequent quarterly reports on Form 10-Q. A copy of these documents can be found at the Investors section of our website at www.veracyte.com. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Veracyte’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. These forward-looking statements speak only as of the date hereof and, except as required by law, Veracyte specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.
Veracyte, Afirma, Percepta, Envisia, Prosigna, "Know by Design" and the Veracyte, Afirma, Percepta, Envisia and Prosigna logos are registered trademarks of Veracyte in the U.S. and selected countries. Decipher Biopsy, Decipher RP, Decipher Bladder and Decipher GRID are trademarks of Decipher Biosciences. Veracyte has common law rights and pending trademark applications for LymphMark and “More About You.”

nCounter is the registered trademark of NanoString Technologies, Inc. in the United States and other countries and used by Veracyte under license.

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Investor and Media Contact:

Tracy Morris
Vice President of Corporate Communications
& Investor Relations
650-380-4413
tracy.morris@veracyte.com